Exhibit 99(a)

                       Culp Announces Fiscal 2006 Results

     HIGH POINT, N.C.--(BUSINESS WIRE)--June 26, 2006--Culp, Inc. (NYSE: CFI) today reported financial and operating results for the fourth quarter and fiscal year ended April 30, 2006.

     Overview

     For the three months ended April 30, 2006, net sales were $70.7 million compared with $74.2 million a year ago. The company reported a net loss of $1.5 million, or $0.13 per diluted share, for the fourth quarter of fiscal 2006, compared with a net loss of $7.7 million, or $0.67 per diluted share, for the fourth quarter of fiscal 2005. The financial results for the fourth quarter of fiscal 2006 included $3.2 million, or $0.27 per diluted share, in restructuring and related charges, after taxes. Excluding these charges, net income for the fourth fiscal quarter was $1.7 million, or $0.14 per diluted share. Included in the net income of $1.7 million is an income tax benefit of $661,000 that reflects losses from the company's U.S. operations combined with lower tax rates on income from foreign sources. The financial results for the fourth quarter of fiscal 2005 include after-tax restructuring and related charges of $6.4 million, or $0.55 per diluted share. Excluding these charges, net loss for the fourth fiscal quarter of 2005 was $1.4 million, or $0.12 per diluted share. (A reconciliation of the net income (loss) and net income (loss) per share and free cash flow calculations has been set forth on Page 6.)
     For the fiscal year ended April 30, 2006, the company reported net sales of $261.1 million, compared with $286.5 million for the same period a year ago. Net loss for fiscal 2006 was $11.8 million, or $1.02 per diluted share, compared with a net loss of $17.9 million, or $1.55 per diluted share, for the same period last year. Excluding restructuring and related charges, net loss for fiscal 2006 was $438,000, or $0.04 per diluted share. Excluding restructuring and related charges and goodwill impairment, net loss for fiscal 2005 was $3.4 million, or $0.30 per diluted share.
     Robert G. Culp, III, chairman of the board and chief executive officer of Culp, Inc., said, "The fourth quarter of 2006 was a defining point for Culp. Our improved financial and operating results reflect the benefits of the aggressive steps we have taken this year to more effectively position Culp in the dynamic global marketplace. We are pleased with the return to a quarterly operating profit in the upholstery fabrics segment after a challenging two-year period of quarterly operating losses. Overall, we believe we have made significant progress over the past year in transforming to a leaner and more agile business model."

     Mattress Fabrics Segment

     Mattress fabric (known as mattress ticking) sales for the fourth quarter were $24.1 million, a 10.8 percent decline compared with $27.0 million for the fourth quarter of fiscal 2005. Mattress ticking sales represented 34 percent of overall sales for the fourth fiscal quarter. On a unit volume basis, total yards sold decreased by 9.5 percent compared with the fourth quarter of fiscal 2005. This trend reflects a decline in demand for printed ticking, a less popular category. However, sales of knitted ticking continued to increase, reflecting changing customer demand. While selling prices have continued to trend lower for all product lines, the average selling price of $2.25 per yard for mattress ticking for the fourth quarter of fiscal 2006 was the same compared with the fourth quarter last year, reflecting the shift in product mix to increased sales of substantially higher priced knitted ticking. Operating income for this segment was $2.0 million, or 8.4 percent of sales, compared with $2.2 million, or 8.2 percent of sales, for the prior-year period.
     "We continued to demonstrate steady improvement in our operating margins over the prior quarter and over the same period a year ago," noted Culp. "This trend reflects the higher sales and profits in knitted ticking as well as productivity gains from the current year's $7.0 million capital project. We are pleased with our results to date as this project is realizing its potential. This investment demonstrates our strong commitment to this business, and, as a result, we have significantly enhanced Culp's globally cost competitive position in the marketplace."

     Upholstery Fabrics Segment

     Sales for this segment were $46.6 million, a 1.2 percent decline compared with $47.2 million in the fourth quarter of fiscal 2005. Total yards sold declined by 3.6 percent, while average selling prices were up 1.7 percent compared with the fourth quarter of fiscal 2005. Sales of upholstery fabrics, which accounted for 66 percent of overall sales, reflect continued soft demand industrywide for U.S. produced fabrics, driven by consumer preference for leather and suede furniture and other imported fabrics, including an increasing amount of cut and sewn kits. Sales of U.S. produced fabrics were $26.3 million, down 27.3 percent from the fourth quarter of fiscal 2005, while sales of non-U.S. produced fabrics were $20.3 million, up 84.5 percent over the prior year period. Operating income for the upholstery fabrics segment for the fourth quarter of fiscal 2006 was $1.2 million compared with an operating loss of $2.0 million for the same period a year ago. These results reflect continued strong growth in sales and profits of non-U.S. produced fabrics, lower U.S. manufacturing fixed costs and variances, and lower selling, general and administrative expenses, which were down 30 percent for the fourth quarter of fiscal 2006 compared with the same period last year.
     Culp remarked, "We are encouraged by the improved results in the fourth quarter for our upholstery fabrics segment as we experienced our lowest quarterly sales decline since the July 2001 quarter and the first operating profit for this segment in two years. Sales of non-U.S. produced fabrics continued to show strong growth trends with record quarterly sales from our China operations. As our customers have continued to aggressively source fabrics produced outside the U.S., orders for China-produced fabrics outpaced orders for U.S.-produced fabrics during the fourth quarter. We believe Culp is well positioned to benefit from this growing demand and we intend to build on our competitive position with an off-shore product strategy focused on innovation in a low-cost environment.
     "With respect to our U.S. upholstery fabric operations, we continue to demonstrate meaningful progress in creating a sustainable business model that will support the lower customer demand for U.S. produced fabrics, especially decorative fabrics," added Culp. "Since the beginning of fiscal 2006, we have worked diligently to revamp our U.S. upholstery fabric product strategy by offering a more select group of attractively priced, high volume decorative and velvet fabrics that are well packaged by color and coordination, utilizing an increasing amount of lower cost imported yarns. Over this time period we have significantly reduced our stock keeping units, or SKUs, of lower volume products that do not fit our U.S. operating model, including the discontinuation of our U.S. produced printed upholstery fabrics. As a result, we have also substantially reduced our product complexity going forward. Along with this shift in product strategy, we have taken aggressive steps since the beginning of fiscal 2006 to reduce our U.S. manufacturing costs, capacity and employment levels. We combined two velvet manufacturing operations and consolidated our finished goods distribution and design centers. We also closed two of our three yarn manufacturing plants and outsourced these yarns to current suppliers. In addition, we completed the outsourcing initiative for our decorative fabrics finishing operation and closed this plant at the end of our fiscal year.
     "As a result of these activities, Culp now has three U.S. manufacturing facilities operating in the upholstery fabrics segment - one for velvet fabrics, one for decorative fabrics and one for specialty yarns. As of April 30, 2006, the book value of our U.S. based upholstery fabrics fixed assets is less than $10 million, compared with approximately $32 million at the end of fiscal 2005. Total U.S. employment in our upholstery fabric operations was 660 at the end of fiscal 2006 compared with 1404 at the end of the prior year. This reconfiguration reflects our goal to be a more market driven company with fewer fixed assets and also substantially reduces our risk level going forward.
     "Although we have made considerable progress, we have continued to evaluate our U.S. operations and identify additional opportunities to help us to meet our objectives," added Culp. "We made the decision in May to stop manufacturing chenille yarns and outsource these products to a current supplier. Additionally, we are further reducing our capacity and related costs in our decorative fabrics operation. These steps will allow us to further reduce our U.S. manufacturing costs and move us closer to reaching our target operating model."

     Balance Sheet

     "We began fiscal 2006 with key goals to improve cash flow from operations, reduce debt and build our cash position, even with significant amounts of restructuring activities," added Culp. "We are pleased with the results we achieved, and, as a result, we ended the year in a stronger financial position. We improved cash flow from operations to $10.3 million in fiscal 2006, compared with $4.0 million in fiscal 2005. We reduced our long-term debt to $47.7 million at the end of fiscal 2006, compared with $50.6 million a year ago, and we improved our cash position to $9.7 million compared with $5.1 million at the end of fiscal 2005. Throughout the year we have continued to closely monitor our inventory levels and have reduced them by $13.8 million, or 27 percent, primarily in our upholstery fabrics segment. As of April 30, 2006, we also have $3.1 million in assets held for sale, which we expect will be sold in fiscal 2007. Additionally, our capital spending plans for fiscal 2007 are modest and not expected to exceed $2.0 million."

     Outlook

     Commenting on the outlook for the first quarter of fiscal 2007, Culp remarked, "We are encouraged by the progress we have made and expect to realize more benefits from the many strategic initiatives that are underway at Culp. Overall, we expect our first quarter sales decline to be slightly greater than the 4.7 percent decline we had in the fourth quarter. We expect sales in our mattress ticking segment will show a substantially smaller year-over-year decline than the 10.8 percent decline we had in the fourth quarter. Operating income in this segment is expected to improve over the same period last year due to our growing knitted ticking business and the benefits from our recent capital project. In the upholstery fabrics segment, we should note that the summer months are typically a slower season. However, we expect continued strong growth in sales of fabrics produced outside the U.S. We believe sales of domestically produced upholstery fabrics will continue to reflect very weak demand, resulting in a greater overall segment year-over-year decline than the 1.2 percent decline we had in the fourth quarter. Even with lower U.S. sales, we believe the upholstery fabric segment's operating results for the first quarter will show improvement due to higher sales and profitability in our non-U.S. operations, lower manufacturing fixed costs and variances in our U.S. operations, and reduced selling, general and administrative expenses. As a result, we expect to report a small operating profit in upholstery fabrics in our first quarter, compared with an operating loss of $380,000 for the first quarter of fiscal 2006.
     "Considering these factors, we expect the company to report first quarter results in the range of $0.00 to $0.03 per diluted share, excluding restructuring and related charges. This is management's best estimate at present, recognizing that future financial results are difficult to predict because the upholstery fabrics industry is undergoing a dramatic transition and many internal changes are still underway within the company. The actual results will depend primarily upon the level of demand throughout the quarter, the company's progress with respect to restructuring activities for our domestic upholstery fabrics operations and the impact of raw material costs."
     The company estimates that restructuring and related charges of approximately $500,000 ($440,000 net of taxes, or $0.04 per diluted share) will be incurred during the first fiscal quarter. Including the restructuring and related charges, the company expects to report a net loss for the first fiscal quarter in the range of ($0.04) to ($0.01) per diluted share. (A reconciliation of the projected net loss per share calculation has been set forth on Page 6.)
     In closing, Culp remarked, "We have many reasons to be optimistic about the company's prospects for the next fiscal year. Fiscal 2006 has been an important period of transition and we believe we have taken the right steps to enhance the leadership positions we enjoy in both of our operating segments. We are realizing the full benefits of the capital project in the mattress ticking segment, and, as a result, have further enhanced our globally cost-competitive position in a business currently facing pricing pressures. Our non-U.S. produced upholstery fabric business, including our China platform, is gaining momentum and we are excited about the opportunities to extend our global reach. With the aggressive strategic steps we have taken in our U.S. upholstery fabric business to revise our product strategy and substantially reduce operating costs and capacity, we have created a better model to sustain our domestic operations. As we begin fiscal 2007, we are confident that Culp can approach both the opportunities and challenges in today's global marketplace from a stronger position."

     About the Company

     Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for furniture. The company's fabrics are used principally in the production of bedding products and residential and commercial upholstered furniture.

     This release contains statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934). Such statements are inherently subject to risks and uncertainties. Further, forward-looking statements are intended to speak only as of the date on which they are made. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often but not always characterized by qualifying words such as "expect," "believe," "estimate," "plan" and "project" and their derivatives, and include but are not limited to statements about the company's future operations, production levels, sales, SG&A or other expenses, margins, gross profit, operating income, earnings or other performance measures. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely. Changes in consumer tastes or preferences toward products not produced or marketed by the company, could erode demand for the company's products. In addition, strengthening of the U.S. dollar against other currencies could make the company's products less competitive on the basis of price in markets outside the United States. Also, economic and political instability in international areas could affect the company's operations or sources of goods in those areas, as well as demand for the company's products in international markets. Finally, unanticipated delays or costs in executing restructuring actions could cause the cumulative effect of restructuring actions to fail to meet the objectives set forth by management. Other factors that could affect the matters discussed in forward-looking statements are included in the company's periodic reports filed with the Securities and Exchange Commission.


                              CULP, INC.
                    Condensed Financial Highlights
                              (Unaudited)

                   Three Months Ended         Fiscal Year Ended
                ------------------------  ----------------------------
                  April 30,     May 1,      April 30,      May 1,
                    2006         2005         2006          2005
                ------------ ------------ ------------- -------------

Net sales       $70,718,000  $74,183,000  $261,101,000  $286,498,000

Net loss        $(1,534,000) $(7,730,000) $(11,796,000) $(17,852,000)
Net loss
 per share:
    Basic       $     (0.13) $     (0.67) $      (1.02) $      (1.55)
    Diluted     $     (0.13) $     (0.67) $      (1.02) $      (1.55)
Net income
 (loss) per
 share, diluted,
 excluding
 restructuring
 and related
 charges and
 goodwill
 impairment(a)  $       0.14 $     (0.12) $      (0.04) $      (0.30)
Average shares
 outstanding:
    Basic         11,594,000  11,550,000    11,567,000    11,549,000
    Diluted       11,594,000  11,550,000    11,567,000    11,549,000


(a) Excludes restructuring and related charges of $4.7 million ($3.2 million, or $0.27 per diluted share, after taxes) for the fourth quarter of fiscal 2006. Excludes restructuring and related charges of $17.9 million ($11.4 million or $0.98 per diluted share, after taxes) for fiscal 2006. Of the $4.7 million and $17.9 million, non-cash charges were $4.1 million and $13.0 million, respectively.

Excludes restructuring and related charges of $10.3 million ($6.4 million or $0.55 per diluted share, after taxes) for the fourth quarter of fiscal 2005. Excludes restructuring and related charges and goodwill impairment of $23.2 million ($14.4 million or $1.25 per diluted share, after taxes) for fiscal 2005. Of the $10.3 million and $23.2 million, non-cash charges were $7.4 million and $18.4 million, respectively.


 Reconciliation of Net Loss as Reported to Pro Forma Net (Income) Loss
                              (Unaudited)

                   Three Months Ended           Fiscal Year Ended
                -------------------------  --------------------------
                 April 30,      May 1,       April 30,      May 1,
                   2006          2005          2006          2005
                -----------  ------------  ------------  ------------
Net loss,
 as reported    $(1,534,000) $(7,730,000)  $(11,796,000) $(17,852,000)
Restructuring
 and related
 charges
 and goodwill
 impairment,
 net of
 income taxes     3,184,000    6,380,000     11,358,000    14,423,000
                -----------  -----------   ------------  ------------

Pro forma
 net income
 (loss)         $ 1,650,000  $(1,350,000)  $   (438,000) $ (3,429,000)
                ===========  ===========   ============  ============


          Reconciliation of Net Loss Per Share as Reported to
                 Pro Forma Net Income (Loss) Per Share
                              (Unaudited)


                   Three Months Ended           Fiscal Year Ended
                -------------------------  --------------------------
                 April 30,      May 1,      April 30,       May 1,
                   2006          2005         2006           2005
                -----------  -----------   -----------   -----------
Net loss,
 as reported    $   (0.13)   $     (0.67)  $     (1.02)  $     (1.55)
Restructuring
 and related
 charges
 and goodwill
 impairment,
 net of
 income taxes        0.27           0.55          0.98          1.25
                ---------    -----------   -------------------------

Pro forma
 net income
 (loss) per
 share          $    0.14    $     (0.12)  $     (0.04)  $     (0.30)
                =========    ===========   ===========   ===========


     Reconciliation of Cash Flow from Operations to Free Cash Flow
                              (Unaudited)


                                           Fiscal Year Ended
                                      -----------------------------
                                        April 30,         May 1,
                                          2006             2005
                                      ------------    -------------
Net cash provided
 by operating activities              $ 10,300,000    $   3,972,000
Capital expenditures                    (6,242,000)     (11,448,000)
Proceeds from sale
 of building and equipment               3,950,000                0
Payments on vendor-financed
 capital expenditures                     (942,000)      (1,527,000)
                                       -----------     ------------

Free cash flow                        $  7,066,000    $  (9,003,000)
                                      ============    =============


        Reconciliation of Projected Range of Net Loss Per Share
      to Projected Range of Pro Forma Net Income (Loss) Per Share
                              (Unaudited)

                                                    Three Months
                                                       Ending
                                                      July 30,
                                                        2006
                                                  ----------------
Projected range of
 net loss per diluted share                       $(0.04) - $(0.01)
Projected restructuring
 and related charges, net of
 income taxes                                                 0.04
                                                  ----------------
Projected range of pro forma
 net income (loss) per
 diluted share                                   $ 0.00  -  $ 0.03
                                                 =================


     CONTACT: Culp, Inc.
              Investors:
              Kenneth R. Bowling, 336-881-5630
              or
              Media:
              Kenneth M. Ludwig, 336-889-5161